PRESS RELEASE

Date:	April 20, 2009

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer ofMutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First Quarter 2009 Earnings

 Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income for the first quarter ended March 31, 2009 was $1.8 million, or $.20 for basic and diluted earnings per common share.  This compared to net income for the same period in 2008 of $1.2 million, or $.30 for basic and diluted earnings per common share. Annualized return on assets was .51% and return on average tangible common equity was 7.82% for the first quarter of 2009 compared to .51% and 6.80% respectively, for the same period of last year.

“We are very pleased with the first quarter 2009 results,” said David W. Heeter, President and CEO, “and will continue to prudently navigate our Company through this difficult economic environment.”

Assets totaled $1.4 billion at March 31, 2009, an increase from December 31, 2008 of $30.4 million, or 2.2%. Gross loans, excluding loans held for sale, decreased $21.5 million, or 1.9%.  Consumer loans decreased $4.2 million or 1.5%, and commercial loans increased $4.6 million, or 1.4%, while residential mortgage loans held in the portfolio decreased $20.8 million, or 3.9%. Residential mortgage loans held for sale increased $13.8 million and mortgage loans sold during the quarter totaled $42.3 million compared to $14.0 million sold in the first quarter of last year. First quarter seasonality on consumer lending and mortgage loan sales are the primary reasons for the decreased loan balances. Investment securities available for sale increased $31.0 million, or 40.2% primarily due to investments in highly rated municipal, corporate and mortgage-backed securities.

Allowance for loan losses was $15.6 million at March 31, 2009, an increase of $484,000 from December 31, 2008. Net charge offs for the quarter ended March 31, 2009 were $967,000 or .34% of average loans on an annualized basis compared to $524,000, or .26% of average loans for the comparable period in 2008.  On a linked quarter basis net charge offs decreased from an annualized .66% of average loans for the quarter ended December 31, 2008 compared to .34% for the current quarter.  The allowance for loan losses as a percentage of non-performing loans and total loans was 69.38% and 1.41%, respectively at March 31, 2009 compared to 69.41% and 1.34%, respectively at December 31, 2008.  Heeter commented, “We continue to actively monitor our loan portfolio to take prudent action when necessary.  We believe our allowance is appropriate for the current risk in our loan portfolio.”

Total deposits were $1.0 billion at March 31, 2009 an increase of $51.9 million, or 5.4% from December 31, 2008. This increase was due primarily to increases in certificates of deposit and savings deposits of $63.9 million, partially offset by declines in demand and money market deposits of $12.0 million. Total borrowings decreased $21.2 million to $257.9 million at March 31, 2009 from $279.1 million at December 31, 2008 primarily due to the payment of several maturing and variable rate FHLB advances.

Stockholders’ equity was $129.5 million at March 31, 2009, a decrease of $1.0 million, or 0.8% from December 31, 2008. The decline was due primarily to a decrease in   accumulated other comprehensive income of $1.8 million from a loss of $2.0 million at December 31, 2008 to a loss of $3.8 million at March 31, 2009 due to increased discount rates used to price trust preferred securities in an inactive market.  Other reasons for the decline include dividend payments of $838,000 to common shareholders and $234,000 to preferred shareholders.  These were partially offset by net income of $1.8 million and Employee Stock Ownership Plan (ESOP) shares earned of $46,000.  The Bank’s risk-based capital ratio is well in excess of “well-capitalized” levels as defined by all regulatory standards.

Net interest income before the provision for loan losses increased $4.0 million from $6.4 million for the three months ended March 31, 2008 to $10.4 million for the three months ended March 31, 2009. The primary reason for the increase was an increase in average earning assets of $422.3 million due to the acquisition of MFB Corp in the third quarter of 2008.   In addition, net interest margin increased 29 basis points to 3.23% in the first quarter 2009 compared to 2.94% for the first quarter 2008.

The provision for loan losses for the first quarter of 2009 was $1.5 million, an increase from $838,000 for last year’s comparable period.  The increase was due primarily to an increased loan portfolio, increased net charge offs and increased delinquency over the comparable period in 2008.  Non-performing loans to total loans at March 31, 2009 were 2.03% compared to 1.93% at December 31, 2008.  This increase in non-performing loans was primarily due an increased level in non-performing residential property loans.  Non-performing assets to total assets were 1.90% at March 31, 2009 compared to 1.92% at December 31, 2008.

Non-interest income increased $1.5 million to $3.6 million, or 68.9% for the three months ended March 31, 2009 compared to the same period in 2008. The increase was primarily due to increases in gains on sales and servicing of loans sold of $893,000, or 425.2%, as a result of increases in mortgage loan production and commitments to sell loans as of March 31, 2009.  Other increases included increases in service fees on transaction accounts of $531,000, or 45.8%, increases in commission income of $336,000, or 115.1%, and increases in cash surrender value of life insurance of $109,000, or 39.4%, all primarily due to the acquisition of MFB Corp in the third quarter of 2008.  These increases were partially offset by a net loss on investments due to an other than temporary impairment of $200,000, increases in losses on limited partnerships of $54,000 and a decrease in other income of $155,000 primarily due to a one-time VISA redemption in the first quarter of 2008.  On a linked quarter basis, non-interest income increased $421,000 mainly due to increases in gains on sales and servicing of loans after excluding in the fourth quarter an other than temporary impairment charge of $1.2 million on two trust preferred securities, a $500,000 mortgage servicing rights impairment reserve and $329,000 loss on the sale of a subsidiary.

Non-interest expense increased to $10.4 million for the three months ended March 31, 2009 compared to $6.5 million for the same period in 2008.  Increases in current quarter non-interest expense compared to the same period in 2008 include increases in salaries and employee benefits of $1.6 million, increases in occupancy and equipment expense of $429,000, increases in professional fees of $126,000 and increases in marketing expense of $133,000.  An increase in other expenses of $1.5 million was partially due to increases in FDIC insurance premiums of $353,000, increases in software subscriptions and maintenance of $155,000 and increases in intangible amortization of $340,000. These increases were primarily due to the acquisition of MFB Corp in the third quarter of 2008.  On a linked quarter basis, non-interest expense decreased by $243,000 compared to the three months ended December 31, 2008, excluding a $29.0 million goodwill impairment charge and $534,000 post-retirement benefit expense adjustment recorded in the fourth quarter of 2008.

Heeter added, “We were pleased with the increase in non-interest income and the decrease in non-interest expense on a linked quarter basis after removing one-time items in the fourth quarter of 2008.  Our employees continue to work diligently to manage costs and provide outstanding services to our clients.”

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	31-Mar	31-Dec
Selected Financial Condition Data(Unaudited):	2009	2008
	(000)	(000)

Total Assets	$1,419,206	$1,388,827

Cash and cash equivalents	48,729	39,703

Loans held for sale	15,320	1,541

Loans receivable, net	1,091,124	1,113,132

Investment securities held to maturity	9,850	9,676

Investment securities available for sale, at fair value	108,303	77,255

Total deposits	1,014,374	962,514

Total borrowings	257,861	279,104

Total stockholders' equity	129,512	130,515

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Operations Data (Unaudited):	2009	2008	2008
	(000)	(000)	(000)

Total interest income	$18,656	$19,108	$13,757
Total interest expense	8,264	8,563	7,397

Net interest income	10,392	10,545	6,360
Provision for loan losses	1,450	4,763	612
Net interest income after provision
for loan losses	8,942	5,782	5,748

Non-interest income
Fees and service charges	1,690	1,917	1,159
Net loss on sale of investments	(199)	(1,412)
Equity in losses of limited partnerships	(78)	(65)	(24)
Commissions	628	606	292
Net gain (loss) on loan sales	1,103	(339)	210
Increase in cash surrender value of life insurance	386	413	277
Other income	51	61	206
Total non-interest income	3,581	1,181	2,120

Non-interest expense
Salaries and benefits	5,460	6,130	3,818
Occupancy and equipment	1,427	1,260	998
Data processing fees	354	322	267
Professional fees	335	312	209
Marketing	363	470	230
Other expenses	2,434	31,625	980
Total non-interest expense	10,373	40,119	6,502

Income before taxes	2,150	(33,156)	1,366
Income tax provision (benefit)	354	(8,309)	151
Net income	$1,796	$(24,847)	$1,215

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		3/31/2009			3/31/2008
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$39,498	$10	0.10%	$5,053	$25	1.98%
Mortgage-backed securities:
Available-for-sale	66,559	942	5.66	11,539	158	5.48
Held-to-maturity	9,917	187	7.54
Investment securities:
Available-for-sale	24,830	270	4.35	32,732	406	4.96
Loans receivable	1,129,098	17,128	6.07	806,593	13,049	6.47
Stock in FHLB of Indianapolis	18,632	119	2.55	10,289	119	4.63
Total interest-earning assets (3)	1,288,534	18,656	5.79	866,206	13,757	6.35
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	127,302			88,429
Total assets	$1,415,836			$954,635

Interest-Bearing Liabilities:
Demand and NOW accounts	$161,606	200	0.50	$128,790	514	1.60
Savings deposits	81,414	66	0.32	52,608	69	0.52
Money market accounts	43,113	129	1.20	22,704	110	1.94
Certificate accounts	625,195	5,205	3.33	428,373	4,615	4.31
Total deposits	911,328	5,600	2.46	632,475	5,308	3.36
Borrowings	262,766	2,664	4.06	172,793	2,089	4.84
Total interest-bearing accounts	1,174,094	8,264	2.82	805,268	7,397	3.67
Non-interest bearing deposit accounts	93,129			48,320
Other liabilities	17,177			14,421
Total liabilities	1,284,400			868,009
Stockholders' equity	131,436			86,626
Total liabilities and stockholders' equity	$1,415,836			$954,635

Net earning assets	$114,440			$60,938

Net interest income		$10,392			$6,360

Net interest rate spread			2.98%			2.68%

Net yield on average interest-earning assets			3.23%			2.94%

Average interest-earning assets to
average interest-bearing liabilities			109.75%			107.57%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Financial Ratios and Other Financial Data (Unaudited):	2009	2008	2008

Share and per share data:
Average common shares outstanding
Basic	6,825,544	6,820,638	4,003,509
Diluted	6,825,544	6,821,158	4,003,509
Per common share:
Basic earnings	$0.20	$(3.65)	$0.30
Diluted earnings	$0.20	$(3.65)	$0.30
Dividends	$0.12	$0.16	$0.16

Dividend payout ratio	60.00%	-4.38%	53.33%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.51%	-7.13%	0.51%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	7.82%	-108.92%	6.80%
Interest rate spread information:
Average during the period(1)	2.98%	3.20%	2.68%

Net interest margin(1)(2)	3.23%	3.41%	2.94%

Efficiency Ratio	74.24%	342.14%	76.67%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	109.75%	107.52%	107.57%

Allowance for loan losses:
Balance beginning of period	$15,107	$12,217	$8,352
Charge offs:
One- to four- family	100	139	2
Multi-family	0	0	0
Commercial real estate	365	1,224	31
Construction or development	0	0	0
Consumer loans	660	623	548
Commercial business loans	57	200	30
Sub-total	1,182	2,186	611

Recoveries:
One- to four- family	77	0	2
Multi-family	0	0	0
Commercial real estate	0	244	0
Construction or development	0	0	0
Consumer loans	136	69	28
Commercial business loans	2	0	57
Sub-total	215	313	87

Net charge offs	967	1,873	524
Additions charged to operations	1,450	4,763	612
Balance end of period	$15,590	$15,107	$8,440

Net loan charge-offs to average loans (1)	0.34%	0.66%	0.26%

	March 31,	December 31,	March 31,
	2009	2008	2008

Total shares outstanding	6,984,754	6,984,754	4,179,879
Tangible book value per share	$12.90	$12.99	$17.13

Nonperforming assets (000's)
Loans: Non-accrual	$21,465	$19,998	$10,625
Accruing loans past due 90 days or more	715	1,473	809
Restructured loans	292	293	106
Total nonperforming loans	22,472	21,764	11,540
Real estate owned	2,659	2,979	1,478
Other repossessed assets	1,865	1,861	1,120
Total nonperforming assets	$26,996	$26,604	$14,138

Asset Quality Ratios:
Non-performing assets to total assets	1.90%	1.92%	1.47%
Non-performing loans to total loans	2.03%	1.93%	1.44%
Allowance for loan losses to non-performing loans	69.38%	69.41%	73.14%
Allowance for loan losses to loans receivable	1.41%	1.34%	1.05%

(1) Ratios for the three month period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.